Exhibit 10.2
JAMES HARDIE
EXECUTIVE INCENTIVE PLAN
The following document sets out the terms of the James Hardie Executive Incentive Plan (the “Plan”). This document only applies to those persons who are eligible to receive an EBIT Bonus as defined below. Employees who are not eligible to receive an EBIT Bonus but who are eligible to receive a bonus based on individual performance are governed by the terms and conditions of the Company’s separate Individual Performance Incentive Plan.
A.	INCENTIVE PLAN

1.	Purpose of the Incentive Plan

The purpose of the Executive Incentive Plan is to provide incentive compensation for eligible “exempt” executives and employees of James Hardie Industries N.V. (JHINV) and its subsidiary companies, including but not limited to James Hardie Building Products (collectively referred to as the “Company”), which directly relates their financial reward (annual bonus) to the Company’s achievement of certain financial objectives as well as their individual achievement of specific personal objectives.

2.	Definitions
•	Board of Directors, Board — JHINV’s Supervisory Board of Directors or its delegate, the Remuneration Committee.

•	Bonus, bonus — The cash compensation the Company may provide to an employee in addition to the agreed base salary. It includes both the Company financial component (EBIT Bonus) and the individual performance component (IP Bonus). “Bonus” and “Incentive” are used interchangeably throughout this document.

•	Base Salary — Participant’s annual base salary as of the last day of the Plan Year.

•	Change in Control — See attachment 1

•	EBIT — Earnings Before Interest and Taxes (excluding non operating items such as asbestos adjustments and other related costs) as calculated under prevailing accounting rules and standards applicable to the Company.

•	EBIT Bonus — The bonus that is based on the Company’s (or participant’s respective business group’s) EBIT achievement for the Plan Year.

•	EBIT/IP % Split — The percentage of the participant’s Target Bonus that is based on the Company’s EBIT achievement (the EBIT portion) versus the percentage that is based on individual performance achievement (the IP portion). These percentages vary based on the participant’s position with the Company. These two percentages must total 100%.

•	EBIT Target Bonus — The EBIT Bonus portion of the participant’s Target Bonus upon applying the EBIT/IP Split.

•	IP Bonus — The bonus that is based on the participant’s performance of individual performance objectives for the Plan Year.

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•	JH, The Company — James Hardie Industries N.V. and its subsidiaries

•	Payout % —The percentage of the participant’s EBIT Target Bonus that will be paid for that Plan Year’s performance.

•	Plan, bonus plan — the Executive Incentive Plan

•	SLT — Senior Leadership Team comprised of the Company’s CEO and direct reports

•	Performance Rating — The individual rating that each employee receives based on their annual performance review.

•	Plan Year — April 1st to March 31st, the Company’s financial year.

•	Target Bonus — The percentage of the participant’s Base Salary that is available for Bonus. This is set annually for each participant.
3.	Eligibility

Eligibility for a bonus plan is limited to nominated executives and key employees within the Company. In general, participation in a bonus plan is restricted to those employees in salaried exempt positions in grades 16 and above in the US; and in similar positions in other countries where we do business. Note, however, that not all exempt positions are on a bonus plan. Selection of employees for participation in a bonus plan in any Plan Year will be subject to approval of the CEO on the recommendation by the relevant Senior Leadership Team (SLT) member and the highest-ranking Human Resources executive.

Sales Management may have a portion of their total bonus target tied to all or part of this Plan as well as variable pay tied to a sales bonus or commission plan. For example, in the US, sales management’s variable pay can be 50% tied to the US EBIT results and 50% tied to their regions’ sales bonus plan. Their individual performance rating (IP) will not be tied to their variable pay.

Eligibility of executives and key employees for inclusion in a Plan does not guarantee their participation in any future year. Participation of any division/business unit in the Plan will be at the discretion of the Chief Executive Officer.

4.	Bonus Calculation

The Bonus Calculation is based on two (2) components:

(a)	IP Bonus

The IP Bonus is solely based on the individual’s Performance Rating at the end of the Plan Year and/or when the individual changes roles during the year. The Performance Rating is determined by management’s review of the individual’s job performance.

The Performance Rating must be approved by the two levels of management above the participant prior to the IP Bonus being calculated, except in cases where there is no second level. At the start of each Plan Year, the Board approves the percentage of Target Bonus that each Performance Rating pays.

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If the Company does not meet its EBIT Target, the participant still has the ability to earn all of his/her IP Bonus. The total IP Bonus payment to be paid for a Plan Year is calculated as follows:

IP Bonus	=	Base Salary	x	Target Bonus %	X	IP % Split	x	Performance rating %	X	% of yr in plan
(b)	EBIT Bonus
The EBIT Bonus is based entirely on the achievement of set EBIT Targets for the participant’s area of the business. These areas are defined in FY09 as US (for US and European executives); Asia Pacific; Managing Directors/Corporate.

Each Plan Year, the Remuneration Committee and the Board of Directors approve the “EBIT Targets” for each area of the business. The Board also approves the “Payment Schedule” for achievement of each level of EBIT. The Board has approved the following linear sliding schedule using the achievement levels listed below for FY09:

Company
Performance as a	Payout as a % of EBIT
% of EBIT Target	Target Bonus
70%	0%
80%	33%
90%	67%
100%	100%
110%	150%
120%	200%

The most a participant can receive for their EBIT Bonus component is 200% of their EBIT Target Bonus. At the end of the Plan Year the “Payout %” is calculated utilizing the Payment Schedule above and is then used to calculate the participant’s EBIT Bonus for that Plan Year:

EBIT Bonus Paid	=	Base Salary	x	Target Bonus %	X	EBIT % Split	x	Payout %	X	% of yr in plan
5.	Bonus Payment

All bonus payments, less applicable withholdings, will be made within two and a half months following the end of the relevant Plan Year. Participants must be employed at the end of the Plan Year in order to receive any bonus, unless one of the exceptions described in Section B(6), B(7), B(11) or B(12) applies.
The Remuneration Committee and the CEO have the joint authority and discretion to make payments due under this Plan in a form of equity for any given fiscal year. In

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addition, if payouts are made in a form of equity, the Remuneration Committee and the CEO have the joint authority and discretion to revise the terms and conditions of the Plan as necessary to effectuate such a payout including, but not limited to, the date a participant needs to be employed in order to receive a payout under the Plan, and whether a cash payment can be made in lieu of equity under circumstances requiring a prorated payout.
B.	ADMINISTRATION OF THE PLAN

1.	Determination of Individual Bonus
(a)	Each Plan Year the CEO, under the recommendation of the highest ranking local Human Resources executive and the SLT, will approve the Target Bonus levels and EBIT/IP splits for participants in the eligible salary grades in the Plan.

(b)	Individual Target Bonuses shall be calculated based on the Base Salary for the participant at the end of the Plan Year, unless otherwise discussed below.
2.	Determination of Objectives
(a)	Target EBIT: Target EBIT for each area of the business will be determined by the Board of Directors or its delegate.

(b)	IP Objectives: IP objectives for newly hired, transferred or promoted participants shall be set and approved by management (within 30 days of entering a job). Otherwise, IP objectives for participants shall be set by management as part of the Company’s bi-annual performance cycle. Individual objectives for SLT members will be approved by the Board of Directors.
3.	Participant Matters

The Board of Directors (or designee) shall, in its sole discretion and on behalf of the Company, determine all Plan matters with respect to all participants, with the exception of those matters within the authority of the CEO or the SLT as conferred by this document.

4.	New Employees and Promotions into the Plan

New employees or employees promoted during a Plan Year may be offered participation in the Plan. Their eligibility for bonuses will be calculated on a pro rated basis in the year of entry, and must be approved by the relevant SLT member and the highest-ranking Human Resources executive.

In order to be eligible for a bonus, participants must be employed for a minimum qualifying period of 3 months with at least one month of participation in the Plan during a Plan Year unless waived by the Board of Directors (or designee). The 3 month qualifying period shall be included for purposes of bonus calculation.

5.	Transfers and Promotions

The bonus for a participant who is transferred or promoted and remains in the Plan will be calculated in multiple parts. The bonus for each position will be calculated using the Target Bonus and Performance Rating for the part of the year the participant was in each position, unless designated otherwise in a contemporaneous written transfer agreement executed or approved by the employee’s relevant SLT member and the highest-ranking Human Resources executive. The participant’s final base salary at year end will be used for all calculations under this paragraph.

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6.	Retirement, Disability or Death

If during a Plan Year a participant retires[1], becomes totally and permanently incapacitated[2] or dies, such participant or their family or designee or estate shall receive the prorated bonus for the year in which the participant retires, becomes totally and permanently incapacitated, or dies utilizing, for the IP Bonus, the most recent performance rating and, for the EBIT Bonus, the “Payout %” as calculated at the end of the Plan Year for the appropriate area of the business.

Payment for participants will be made by the end of the third month following the relevant Plan Year.

In the event of a short-term disability or leave of absence (paid or unpaid), a participant may be eligible for a full or pro-rated bonus. The first three months of any leave of absence will be treated as time worked for the purpose of calculating a participant’s eligible base salary. For example, if a participant is on approved leave for 2 months of the Plan Year, his/her bonus will be calculated using the participant’s full year’s Base Salary. If a participant is on approved leave for 4 months of the Plan Year, the first three months will be treated as time worked and the last month shall not, such that a prorated salary of 11 months will be used for purposes of calculating the bonus. If a year-end performance rating is not available (due to the leave), the Company will utilize the participant’s most recent Performance Rating.

7.	Job Eliminations

A participant whose employment is terminated as a result of the elimination of the participant’s position may receive a prorated bonus. In order to receive a prorated bonus, a participant must have participated in the Plan for at least 1 month during the Plan Year and been employed by the Company for at least three months. The prorated bonus will be based on the time worked during the Plan Year, utilizing, for the EBIT Bonus, the “Payout %” as calculated at the end of the Plan Year and for the IP Bonus the participant’s most recent Performance Rating.

A prorated payment for any Bonus in the year in which the job elimination occurs shall be made at the time when Bonus payments normally are made, unless otherwise determined by the relevant SLT member and the highest-ranking Human Resources executive.

8.	Discontinued Participation in Plan

Where an employee has participated in the Plan in previous years, but in the current Plan Year their participation is discontinued, then they shall be paid a prorated Bonus for the period of participation in the Plan during the Plan Year, utilizing, for the EBIT Bonus, the Payout % as calculated at the end of the Plan Year, and, for the IP Bonus, the participant’s most recent Performance Rating received while on the Plan. The end of year salary will be utilized unless otherwise specified in contemporaneous transfer documents executed or approved by the relevant SLT member and their top Human Resources professional.

A prorated payment for any bonus in the year in which the discontinuation of plan participation occurs shall be made at the regular time when bonus payments are made for that Plan Year.

[1]	At age 65 or such other date as the Board of Directors (or designee) approves in particular circumstances.

[2]	Suffers from a mental or physical condition which is expected to last at least 12 months or result in death, and which, in the opinion of a licensed physician, will prevent the employee from engaging in any substantial or gainful employment.

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9.	Termination At the Initiative of the Company (excluding Job Eliminations)

Participants shall not be entitled to any bonus (including a pro-rated bonus) if they are terminated by the Company prior to the end of the Plan Year (March 31) for reasons other than job elimination or divestment (see section 11 below).

10.	Resignation

If a participant resigns prior to the end of the Plan Year (March 31), the participant shall not be entitled to any bonus (including a pro-rated bonus) for the Plan Year in which the resignation occurs. If a participant resigns after the end of the Plan Year but before the bonus is paid, the participant is eligible to receive his/her bonus only for the Plan Year that just ended.

11.	Divestments

If a participant’s employment is terminated as a result of the sale of a business unit, entity, or subsidiary of JHINV during the Plan Year, participants will receive a prorated bonus utilizing the participant’s base salary at the time of divestment, the participant’s most recent Performance Rating and the year to date EBIT performance calculated as of the most recently completed quarter. The EBIT performance target will be adjusted for the number of complete quarters in plan prior to divestment. The resulting bonus will be paid at termination.

12.	Change in Control

If during a Plan Year there is a change in control (see Attachment 1) of James Hardie Industries N.V., and the Plan is thereafter discontinued, participants will receive a prorated bonus for the Plan Year, utilizing the participant’s base salary at the time of Change in Control, the participant’s most recent Performance Rating and the year to date EBIT performance calculated as of the most recently completed quarter. The EBIT performance target will be adjusted for the number of complete quarters in plan prior to the Change in Control. The resulting bonus will be paid within 90 days following the Change in Control.

13.	Post-Employment Misconduct

Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant’s post-employment conduct breaches any agreement (including, but not limited to, confidentiality and/or non-competition agreements), he or she shall not be entitled to any bonus for which he or she otherwise would be eligible under this Plan.

14.	No Guarantee

Nothing in this Plan is intended to alter the at-will status of the Company’s employees. Participation in the Plan is no guarantee that a bonus under the Plan will be paid. The success of the Company, its business units and individual employees, as measured by the achievement of EBIT Targets and Individual Performance targets, shall determine the extent to which participants shall be entitled to receive bonuses.

Nothing in the terms and conditions of the Plan shall prevent the Company from canceling or amending the Plan at any time.
In the event the Company decides to cancel the Plan, participants will receive a pro-

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rated bonus for the Plan Year. This payment will be made within 90 days of the Plan’s cancellation utilizing the participant’s base salary at the time of cancellation, the participant’s most recent Performance Rating and the year to date EBIT performance calculated as of the most recently completed quarter. The EBIT performance target will be adjusted for the number of complete quarters in plan prior to cancellation. The resulting bonus will be paid within 90 days following the cancellation.
15.	General Provisions
(a)	Withholding of Taxes

The Company shall have the right to withhold taxes and other amounts, which, in the opinion of the Company, are required to be withheld by law with respect to any amount due or paid to participants under the Plan.

(b)	Expenses

All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

(c)	Limitation on Rights

Except as expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan. No award to any such participant in any Plan Year shall be deemed to create a right to receive any award or to participate in the benefits of the Plan in any subsequent Plan Year.
16.	Limitations
(a)	No Right to Continued Employment

Neither the establishment of the Plan nor the payment of a bonus under it shall be deemed to constitute an express or implied contract of employment for any participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee in accordance with law.

(b)	No Vested Rights

Except as expressly provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any bonus payment. No officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a participant shall be assignable.

(c)	Not Part of Other Benefits

The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees.

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(d)	Other Plans

Nothing contained in the Plan shall limit the Company’s power to grant non-Plan bonuses to employees of Company, whether or not they are participants in this Plan.

(e)	No Interest

Under no circumstances will interest accrue on any part of the bonus or other amounts potentially payable to any participant.
17.	Exclusion of Bonuses From Benefit Calculations

Bonuses paid under this plan shall be excluded from an employee’s compensation for the purpose of calculating other aspects of the employee’s personal benefit and compensation packages, such as, for example, superannuation, contribution levels to 401k, leave entitlements and vehicle entitlements (unless otherwise required by law).

Bonuses shall also be excluded from an employee’s compensation for the purpose of calculating any form of severance or separation due to the employee under applicable law, policy or contract.

18.	Unfunded Plan

This Plan is unfunded. Nothing in the Plan shall create or be deemed to create a trust or separate fund of any kind, or a fiduciary relationship between the Company (or any of its subsidiaries) and any participant.

19.	Authority of the Board of Directors

Full power and authority to interpret and administer this Plan shall be vested in the Board of Directors, which shall have the sole authority to create or alter terms for the Plan except as explicitly stated herein. The Board of Directors may from time to time make such decisions and adopt such terms for implementing the Plan as it deems appropriate for the Plan or any participant under the Plan. Any decision made by the Board of Directors arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all participants and any person claiming under or through them. The Board of Directors may delegate its power with respect to the Plan from time to time as it so determines.

20.	Alterations to Plan

The Board of Directors may at any time by resolution revoke, add to or vary any of the provisions of the Plan or all or any of the rights or obligations of the Participants in connection with the plan.

21.	Plan Terms

In all cases the terms as set forth in the Plan document shall take precedence over any other document issued in connection with the Plan.

22.	Arbitration

All claims, disputes, questions, or controversies arising out of or relating to this Plan, will be resolved exclusively in final and binding arbitration in accordance with the

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Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be conducted and administered in Orange County, California by JAMS or, in the event JAMS is not available or does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. The employee and the Company will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The employee and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any).

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ATTACHMENT 1
EXECUTIVE INCENTIVE PLANS
“Change in Control” means the following and shall be deemed to occur if the Board of Directors determines that any of the following events occurs:
•	A takeover bid is made to acquire the whole of the issued ordinary share capital of the Company and the takeover bid is recommended by the Board of Directors or becomes unconditional;

•	A transaction is announced by the Company which, if implemented, would result in a person owning all the issued shares in the Company;

•	A person owns or controls sufficient shares to enable them to influence the composition of the Board of Directors; or

•	Any other similar event has occurred or is likely to occur (including, but not limited to, a merger of the Company with another company), which the Board of Directors determines, in its absolute discretion, to be a Change in Control.

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